         TENTH SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of February 2, 1998, among SFX Broadcasting, Inc. (the "Company"), a Delaware corporation; KJQY-FM Licensee, Inc., a Delaware corporation; SFX Broadcasting of Texas (KTCK), Inc., a Delaware corporation; SFX Broadcasting of Texas
(KTCK), Licensee, Inc., a Delaware corporation; SFX Broadcasting of San Diego, Inc., a Delaware corporation; Parker Broadcasting Company, a California corporation; SFX Broadcasting of San Diego Licensee, Inc., a Delaware corporation; Liberty Broadcasting, Incorporated, a Delaware corporation; Liberty Broadcasting Group Incorporated, a Delaware corporation; Liberty Broadcasting of New York Incorporated, a New York corporation; Liberty Broadcasting of Albany Incorporated, a New York corporation; Liberty Broadcasting of Maryland II Incorporated, a Maryland corporation; WHJJ, Inc., a Rhode Island corporation; WHFM, Inc., a New York corporation; WHCN, Inc., a Connecticut corporation; WHCN-FM, Inc., a Delaware corporation; WSNE, Inc., a Rhode Island corporation; WSNE-FM, Inc., a Delaware corporation; WMXB, Inc., a Virginia corporation; WPYX, Inc., a New York corporation; WHJY, Inc., a Rhode Island corporation; WPOP, Inc., a Connecticut corporation; WGNA, Inc., a New York corporation; WGNA-FM, Inc., a New York corporation; WGBB, Inc., a New York corporation; Beck-Ross Communications, Inc., a Delaware corporation; WTRY, Inc., a New York corporation; WYSR, Inc., a Connecticut corporation; WBLI, Inc., a New York corporation; WBLI-FM, Inc., a Delaware corporation; WBAB, Inc., a New York corporation; SFX Broadcasting of Hartford, Inc., a Delaware corporation; Multi-Market Radio, Inc., a Delaware corporation; Southern Starr Broadcasting Group, Inc., a Delaware corporation; Southern Starr of Arkansas, Inc., an Arkansas corporation; General Communicorp, Inc., a Connecticut corporation; General Broadcasting of Connecticut, Inc., a Connecticut corporation; Southern Starr Communications, Inc., a Delaware corporation; Southern Starr Limited Partnership, a partnership organized in Delaware; Multi-market Radio of Augusta, Inc., a Delaware Corporation; Multi-market Radio of Myrtle Beach, Inc., a Delaware corporation; Multi-market Radio of Northampton, Inc., a Delaware corporation; Multi-market Radio of Hartford, Inc., a Delaware corporation; Southern Starr Management, Inc., a Delaware corporation; General Broadcasting of Florida, Inc., a Florida corporation; General Broadcasting Corp., a Connecticut corporation; Delsener/Slater Enterprises, Ltd., a New York corporation; SFX Concerts, Inc. (formerly known as Delsener/Slater Enterprises, Inc.), a Delaware corporation; In House Tickets, Inc., a New York Corporation; Connecticut Concerts Incorporated, a Connecticut corporation; Ardee Festivals N.J., Inc., a New Jersey corporation; Beach Concerts, Inc., a New York corporation; Ardee Productions, Ltd., a New York corporation; Exit 116 Revisited, Inc., a New Jersey corporation; Dumb Deal, Inc., a New York corporation; Broadway Concerts, Inc., a New York corporation; SFX Broadcasting of Indiana, Inc., a Delaware corporation; FPI Concerts, Inc., a Delaware corporation; Connecticut Amphitheater Development Corporation, a Connecticut corporation; Connecticut Performing Arts, Inc., a Connecticut corporation; Deer Creek Amphitheater Concerts, Inc., a Delaware corporation; Great American Music Fest & Production co., a Connecticut corporation; Irving Plaza Concerts, Inc., a Delaware corporation; Multi-market Radio of Fayetteville, Inc., a Delaware corporation; Murat Center Concerts, Inc., a Delaware corporation; NOC, Inc., a Connecticut corporation; Polaris Amphitheater Concerts, Inc., a Delaware corporation; QN-Corp., Inc., a Connecticut corporation; SFX Broadcasting of Arizona, Inc., a Delaware corporation; SFX Broadcasting of California, Inc., a Delaware corporation; SFX Broadcasting of Connecticut, Inc., a Delaware corporation; SFX Broadcasting of Connecticut Licensee, Inc., a Delaware corporation; SFX Broadcasting of Florida,

Inc., a Delaware corporation; SFX Broadcasting of Hartford II, Inc., a Delaware corporation; SFX Broadcasting of Kansas, Inc., a Delaware corporation; SFX Broadcasting of Massachusetts, Inc., a Delaware corporation; SFX Broadcasting of Massachusetts Licensee, Inc., a Delaware corporation; SFX Broadcasting of New York, Inc., a Delaware corporation; SFX Broadcasting of Pennsylvania, Inc., a Delaware corporation; SFX Broadcasting of Rhode Island, Inc., a Delaware corporation; SFX Broadcasting of the Midwest, Inc., a Delaware corporation; SFX Broadcasting of Virginia, Inc., a Delaware corporation; SFX Broadcasting of Wisconsin, Inc., a Delaware corporation; SFX Delaware, Inc., a Delaware corporation; SFX GP, Inc., a Delaware corporation; SFX Holdings, Inc., a Delaware corporation; SFX Operating Company of Mississippi, Inc., a Delaware corporation; SFX Operating Company of North Carolina, Inc., a Delaware corporation; SFX Operating Company of Tennessee, Inc., a Delaware corporation; SFX Operating GP, Inc., a Delaware corporation; SFX Performance Marketing, Inc., a Delaware corporation; SFX Texas Limited Partnership, a partnership organized in Delaware; SFXAZ Limited Partnership, a partnership organized in Delaware; SFXBX Limited Partnership, a partnership organized in Delaware; SFXFL Limited Partnership, a partnership organized in Delaware; SFXIN Limited Partnership, a partnership organized in Delaware; SFXKS Limited Partnership, a partnership organized in Delaware; SFXMS Limited Partnership, a partnership organized in Delaware; SFXNC Limited Partnership, a partnership organized in Delaware; SFXPA Limited Partnership, a partnership organized in Delaware; SFXSC Limited Partnership, a partnership organized in Delaware; SFXTN Limited Partnership, a partnership organized in Delaware; SFXTX Limited Partnership, a partnership organized in Delaware; SFXWI Limited Partnership, a partnership organized in Delaware; Sunshine Designs, Inc., a Delaware corporation; Suntex Acquisitions, Inc., a Delaware corporation; WWYZ, INC., a Connecticut corporation; Murat Center Concerts, L.P., a Delaware limited partnership; Sunshine Design, L.P., a Delaware limited partnership; Suntex Acquisition, L.P., a Delaware limited partnership; Deer Creek Amphitheater Concerts, L.P., a Delaware limited partnership; Sunshine Concerts, L.L.C., a Delaware limited liability company; ABS Communications, L.L.C., a Virginia limited liability company; SFX Indiana Limited Partnership, a Delaware limited partnership; SFX Radio Network of North Carolina, Inc., a Delaware corporation; Northeast Ticketing Company, a Connecticut corporation; Southeast Ticketing Company, a Connecticut corporation; and SFX Entertainment, Inc., a Delaware corporation (each of the above entities other than the Company, a "Guarantor"), and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee under the indenture referred to below (the "Trustee").

                   RECITALS OF THE COMPANY AND THE GUARANTORS

         WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of May 31, 1996, as amended by supplemental indentures, dated as of November 25, 1996, January 10, 1997, January 13, 1997, January 29, 1997, May 15, 1997, July 8, 1997, October 9,
1997, October 10, 1997 and January 23, 1998 (collectively, the "Indenture"), providing for the issuance of an aggregate principal amount of $450,000,000 of 10 3/4% Senior Subordinated Notes due 2006 (the "Notes");

                  WHEREAS, Sections 2.09 and 9.02 of the Indenture provide that, except with respect to certain specified provisions of the Indenture, the Indenture may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes owned by the Company, by any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor;

                  WHEREAS, the Company and the Guarantors wish to supplement the Indenture to change certain provisions of the Indenture as set forth below, and the Holders of a majority of the aggregate principal amount of the outstanding Notes as of January 6, 1998, excluding Notes owned by the Company, by any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, have consented to the execution of this Tenth Supplemental Indenture pursuant to the consent solicitation made by the Company pursuant to that certain Consent Solicitation Statement, dated January 7, 1998, relating to the Notes, as supplemented by Supplement No. 1 thereto dated January 28, 1998 (the "Consent Solicitation Statement"); and

                  WHEREAS, the Company and the Guarantors hereby covenant and represent that all things necessary have been done to make this Supplemental Indenture a legal, valid and binding agreement of the Company and the Guarantors in accordance with the terms hereof and of the Indenture.

                  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:


                                  ARTICLE ONE

            DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 101.  Capitalized Terms.

         Capitalized terms used herein and not otherwise defined herein are used with the respective meanings ascribed to such terms in the Indenture.

SECTION 102.  Operative Time.

         The amendments to provisions of the Indenture provided for in this Tenth Supplemental Indenture shall become operative and shall bind the parties hereto when the Company notifies the Trustee that the Operative Time (as such term is defined in the Consent Solicitation Statement) has occurred.

SECTION 103.  Incorporation of Supplemental Indenture into Indenture.

         This Tenth Supplemental Indenture is executed by the Company, the Guarantors and the Trustee pursuant to the provisions of Section 9.02 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes at and as of the Operative Time. The Indenture, as amended and supplemented by this Tenth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 104.  Effect of Headings.

         The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 105.  Governing Law.

         The internal law of the State of New York shall govern and be used to construe this Tenth Supplemental Indenture.

SECTION 106.  Counterparts.

         This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 107.  Recitals.

         The recitals contained herein shall be taken as the statements of the Company and the Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Tenth Supplemental Indenture.

                                  ARTICLE TWO

                     AMENDMENTS TO PROVISIONS OF INDENTURE

SECTION 201.  Definitions.

         (a) The following new terms are hereby added to Section 1.01 of the Indenture and inserted in alphabetical order in Section 1.01:

         "Acquisition Agreements" means the acquisition agreements relating to the Pending Acquisitions (as defined in the Consent Solicitation Statement of the Company dated January 7, 1998, as supplemented by Supplement No 1. thereto dated January 28, 1998) as they may be amended from time to time and all transactions and agreements specifically contemplated thereby or by instruments referred to therein.

         "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

         "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

         "Consent Solicitations" means the consent solicitations of the Company made pursuant to the Consent Solicitation Statements dated January 7, 1998, as supplemented by Supplements No. 1 thereto dated January 28, 1998, to the holders of the Notes and the holders of the Company's 125/8% Series E Cumulative Exchangeable Preferred Stock due October 31, 2006 and the related Information Statement.

         "Entertainment Companies" means SFX Entertainment and any and all of its direct and indirect Subsidiaries.

         "Meadows Repurchase" means the redemption by the Company of up to 250,838 shares of Class A Common Stock for $33.00 per share, pursuant to the Agreement of Merger, dated February 12, 1997, by and among the Company, NOC Acquisition Corp., CAPCO Acquisition Corp., QN Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners and the stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp. listed on the signature page thereto.

         "Merger Agreement" means the Agreement and Plan of Merger, dated as of August 24, 1997, as it may be amended from time to time, among the Company, SBI Holding Corporation and SBI Radio Acquisition Corporation and all transactions and agreements specifically contemplated thereby or by instruments referred to therein.

         "SBI Merger" means a merger of SBI Radio Acquisition Corporation into the Company pursuant to the Merger Agreement.

         "SFX Entertainment" means SFX Entertainment, Inc., a subsidiary of the Company, incorporated in Delaware, to which the Company will contribute cash and all of the capital stock of SFX Concerts, Inc. (formerly known as Delsener/Slater Enterprises, Inc.) that the Company directly or indirectly owns.

         "Spin-Off" means the distribution of SFX Entertainment common stock pro rata to the holders of Class A Common Stock and Class B Common Stock (and the transfer to an escrow account for delivery to the holders of certain warrants to receive Class A Common Stock) or other disposition pursuant to, or as permitted by, the Merger Agreement of all of the capital stock and assets of the Entertainment Companies.

         "Spin-Off Transactions" means the Spin-Off, the Pending Acquisitions and the Merger Agreement as it relates to the transactions described or referred to under the "Proposed Amendments" and "Spin-Off" sections of the Consent Solicitation Statement of the Company dated January 7, 1998, as supplemented by Supplement No. 1 thereto dated January 28, 1998, sent to Holders of the Notes relating to this Indenture.

         (b) The definition of "Consolidated Cash Flow" contained in Section
1.01 is hereby amended to read in its entirety as follows:

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale by such Person or any of its Subsidiaries during such period (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Consolidated Interest Expense of such Person for such period, to the extent any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) the Specified Charges (as defined in the Company's Consent Solicitation Statement dated January 7, 1998, as supplemented by Supplement No. 1 thereto dated January 28, 1998 relating to the Indenture), plus (vi) to the extent that such Consolidated Net Income was reduced thereby (a) amortization of the expenses incurred in connection with the Consulting, Non-Compete and Termination Agreement among the Company, SBI Holding Corporation and Robert F.X. Sillerman dated as of August 24, 1997, (b) consent fees and expenses directly related to the Consent Solicitations, (c) legal and other expenses associated with pending or threatened litigation in connection with the SBI Merger and (d) other unusual and nonrecurring charges paid or accrued in 1997 or 1998 (including, but not limited to, legal, accounting, investment banking, severance and termination fees) relating to the SBI Merger, the Spin-Off, the Pending Acquisitions or transactions related thereto; provided that the aggregate amount of charges that may be added to Consolidated Net Income pursuant to this clause (d) to determine Consolidated Cash Flow for any four quarter period will not exceed $13.5 million (net of expenses reimbursed or paid by SFX Entertainment) less (vii) all non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period), in each case, on a consolidated basis and determined in accordance with GAAP.

         The definition of "Subsidiary" contained in Section 1.01 is hereby amended to read in its entirety as follows:

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); however, with respect to the Company, "Subsidiary" does not include the Entertainment Companies.

SECTION 202.  Covenants.

         (a) Section 4.07 of the Indenture is hereby amended to read in its entirety as follows:

         SECTION 4.07 RESTRICTED PAYMENTS.

         The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

         (b) the Company would, at that time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of Section 4.09 hereof; and

         (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after the date hereof (other than Restricted Payments permitted by clauses (2), (4), (6), (11), (12) or (13) of the following paragraph) shall not exceed, at the date of determination, the sum of (1) an amount equal to the Company's Consolidated Cash Flow from the date hereof to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times the Company's Consolidated Interest Expense from the date hereof to the end of the Company's most recently ended full fiscal quarter, for which internal financial statements are available, taken as a single accounting period, plus (2) an amount equal to the net cash proceeds received by the Company from the issue or sale of Equity Interests (other than (i) in the Preferred Stock Offering, (ii) sales of Disqualified Stock and (iii) Equity Interests sold to any of the Company's Subsidiaries) or of debt securities or Disqualified Stock (other than the Series D Preferred Stock) of the Company that have been converted into such Equity Interests plus (3) to the extent that any Restricted Investment that was made after the date hereof is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

         If no Default or Event of Default shall have occurred and be continuing immediately as a result thereof, the foregoing provisions shall not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions hereof; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;
(3) cash payments made in respect of fractional shares of Capital Stock not to exceed $100,000 in the aggregate in any fiscal year; (4) the issuance of the Exchange Notes in exchange for the Series D Preferred Stock; provided that such issuance is permitted by Section 4.09 hereof; (5) in the event that the Company elects to issue the Exchange Notes in exchange for the Series D Preferred Stock, cash payments made in lieu of the issuance of Exchange Notes having a face amount less than $50 and any cash payments representing accrued and unpaid liquidated damages and dividends in respect thereof, not to exceed $100,000 in the aggregate in any fiscal year; (6) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;
(7) the payment of dividends on the Series

D Preferred Stock in accordance with the terms thereof as in effect on the date hereof; (8) the redemption by the Company of its Series B Preferred Stock in accordance with the terms thereof as in effect on the date hereof; provided that payments made by the Company to redeem the Series B Preferred Stock shall not exceed $1.0 million in any fiscal year or $2.0 million in the aggregate since the date hereof; (9) the redemption by the Company of its Series C Preferred Stock in accordance with the terms thereof as in effect on the date hereof in connection with the Dallas Disposition; (10) payments made by the Company to SCMC for facilities maintenance and other services and reimbursements pursuant to the Shared Facilities Agreement in accordance with the terms thereof as in effect on the date hereof; (11) payments by the Company pursuant to the Management Termination Agreements in accordance with the terms thereof as in effect on the date hereof; (12) the Spin-Off Transactions and
(13) the Meadows Repurchase.

         The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

         (b) Section 4.11 of the Indenture is hereby amended to read in its entirety as follows:

         SECTION 4.11 TRANSACTIONS WITH AFFILIATES.

         The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (2) the MMR Merger and transactions and agreements specifically contemplated by the Agreement and Plan of Merger among the Company, SFX Merger Company and MMR as in effect on the date hereof that are disclosed in the Offering Memorandum under the caption "Agreements Relating to the Acquisitions and Dispositions,"
(3) the redemption or repurchase of the Existing MMR Indebtedness, (4) transactions and agreements specifically contemplated by the Termination and Assignment Agreement between the Company and SCMC as in effect on the date hereof, (5) payments required by the terms of the joint lease among the Company, SCMC and the landlord thereunder for the Company's corporate headquarters located at 650 Madison Avenue, New York, New York and any agreements directly related thereto, in each case, as the same are in effect on the date hereof, (6) Restricted Payments and Permitted Investments that are permitted by Section 4.07 hereof, (7) the transactions and agreements specifically contemplated by the Merger Agreement, the Acquisition Agreements or by instruments referred to in any such agreements and (8) any Spin-Off Transaction, in each case, shall not be deemed to be Affiliate Transactions.

         (c) Section 4.15 of the Indenture is hereby amended to read in its entirety as follows:

         SECTION 4.15 ADDITIONAL SUBSIDIARY GUARANTEES.

         If, after the date hereof, the Company or any Guarantor, except any Entertainment Company, shall acquire another Person which becomes a Subsidiary, then the Company will cause such Subsidiary to (A) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes on the terms set forth in such supplemental indenture and (B) deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee that such supplemental indenture has been duly executed and delivered by such Subsidiary. Immediately prior to any incurrence by SFX Entertainment of Indebtedness pursuant to the Financing, each Guarantor that is SFX Entertainment or is owned directly or indirectly by SFX Entertainment will be forever released from its Guarantee of the Company's obligations under the Notes.

                  IN WITNESS WHEREOF, the parties hereto have executed this Tenth Supplemental Indenture as of the date first above written.


                             The Chase Manhattan Bank,
                             as Trustee


                             By:    /s/ Francis Springer
                                ------------------------
                             Name:  Francis Springer
                             Title: Assistant Vice President

                             SFX Broadcasting, Inc.

                             KJQY-FM Licensee, Inc.

                             SFX Broadcasting of Texas (KTCK) Licensee, Inc.

                             SFX Broadcasting of San Diego, Inc.

                             Parker Broadcasting Company

                             SFX Broadcasting of San Diego Licensee, Inc.

                             Liberty Broadcasting, Incorporated

                             Liberty Broadcasting Group Incorporated

                             Liberty Broadcasting of New York Incorporated

                             Liberty Broadcasting of Albany Incorporated

                             Liberty Broadcasting of Maryland II Incorporated

                             WHJJ, Inc.

                             WHFM, Inc.

                              WHCN, Inc.

                              WHCN-FM, Inc.

                              WSNE, Inc.

                              WSNE-FM, Inc.

                              WMXB, Inc.

                              WPYX, Inc.

                              WHJY, Inc.

                              WPOP, Inc.

                              WGNA, Inc.

                              WGNA-FM, Inc.

                              WGBB, Inc.

                              Beck-Ross Communications, Inc.

                              WTRY, Inc.

                              WYSR, Inc.

                              W.B.L.I., Inc.

                              WBLI-FM, Inc.

                              WBAB, Inc.

                              SFX Broadcasting of Hartford, Inc.

                              Multi-Market Radio, Inc.

                              Southern Starr Broadcasting Group, Inc.

                              Southern Starr of Arkansas, Inc.

                              General Communicorp, Inc.

                              General Broadcasting of Connecticut, Inc.

                              Southern Starr Communications, Inc.

                              Southern Starr Limited Partnership

                              Multi-Market Radio of Augusta, Inc.

                              Multi-Market Radio of Myrtle Beach, Inc.

                              Multi-Market Radio of Northampton, Inc.

                              Multi-Market Radio of Hartford , Inc.

                              Ardee Festivals N.J., Inc.

                              Ardee Productions, Ltd.

                              Beach Concerts, Inc.

                              Broadway Concerts, Inc.

                              Connecticut Concerts Incorporated

                              Delsener/Slater Enterprises, Ltd.

                              SFX Concerts, Inc. (formerly known as
                              Delsener/Slater Enterprises, Inc.)

                              Dumb Deal, Inc.

                              Exit 116 Revisited, Inc.

                              In House Tickets, Inc.

                              SFX Broadcasting of Indiana, Inc.

                              FPI Concerts, Inc.

                              Connecticut Amphitheater Development Corporation

                              Connecticut Performing Arts, Inc.

                              Great American Music Fest & Production Co.

                               Multi-Market Radio of Fayetteville, Inc.


                               NOC, Inc.

                               QN-Corp.

                               SFX Broadcasting of Arizona, Inc.

                               SFX Broadcasting of California, Inc.

                               SFX Broadcasting of Connecticut, Inc.

                               SFX Broadcasting of Connecticut Licensee, Inc.

                               SFX Broadcasting of Florida, Inc.

                               SFX Broadcasting of Hartford II, Inc.

                               SFX Broadcasting of Kansas, Inc.

                               SFX Broadcasting of Massachusetts, Inc.

                               SFX Broadcasting of Massachusetts Licensee, Inc.

                               SFX Broadcasting of New York, Inc.

                               SFX Broadcasting of Pennsylvania, Inc.

                               SFX Broadcasting  of  Rhode Island, Inc.

                               SFX Broadcasting of Virginia, Inc.

                               SFX Broadcasting of Wisconsin, Inc.

                               SFX Delaware, Inc.

                               SFX GP, Inc.

                               SFX Holdings, Inc.

                               SFX Operating Company of Mississippi, Inc.

                               SFX Operating Company of North Carolina, Inc.

                               SFX Operating Company of Tennessee, Inc.

                               SFX Operating GP, Inc.

                               SFX Performance Marketing, Inc.

                               SFX Texas Limited Partnership
                               By: SFX Operating GP, Inc., as General Partner

                               SFXAZ Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXBX Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXFL Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXIN Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXKS Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXMS Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXNC Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXPA Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXSC Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXTN Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXTX Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               SFXWI Limited Partnership
                               By: SFX GP, Inc., as General Partner

                               WWYZ, Inc.

                               Murat Center Concerts, L.P.
                               By: Murat Center Concerts, Inc., as General
                               Partner

                               Sunshine Design, L.P.
                               By: Sunshine Design, Inc., as General Partner

                               Suntex Acquisition, L.P.
                               By: Suntex Acquisition, Inc., as General Partner

                               Deer Creek Amphitheater Concerts, L.P.
                               By: Deer Creek Amphitheater Concerts, Inc., as General Partner

                               Sunshine Concerts, L.L.C.
                               By: SFX Broadcasting of the Midwest, Inc.,
                               Authorized Member

                               ABS Communications, L.L.C.
                               By: SFX Broadcasting, Inc., Authorized Member

                               SFX Indiana Limited Partnership
                               SFX Broadcasting of Indiana, Inc. as General
                               Partner

                               SFX Radio Network of North Carolina, Inc.

                               Northeast Ticketing Company

                               Southeast Ticketing Company

                               SFX Entertainment, Inc.

                               Deer Creek Ampitheater Concerts, Inc.

                               Suntex Acquisitions, Inc.

                               Murat Center Concerts, Inc.

                               Polaris Amphitheater Concerts, Inc.

                               SFX Broadcasting of the Midwest, Inc.

                               Sunshine Designs, Inc.

                               By:     /s/ Howard J. Tytel
                                  ---------------------------------
                                  Name: Howard J. Tytel
                                  Title: Executive Vice President



                               Irving Plaza Concerts, Inc.

                               By:   /s/ Bill Brusca
                                  ------------------
                               Name: Bill Brusca
                               Title:   President